Exhibit 2.1

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

among

Fanatics, Inc.,

Sweet Tooth Acquisition Corp.

and

Dreams, Inc.

Dated as of April 13, 2012

i

ii

iii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is dated as of April 13, 2012 (this “Agreement”) and is by and among Fanatics, Inc., a Delaware corporation (“Parent”), Sweet Tooth Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (the “Purchaser”), and Dreams, Inc., a Utah corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

WHEREAS, the parties hereto entered into this Agreement on April 13, 2012 and are executing this amended and restated version of this Agreement on April 17, 2012 to correct certain clerical errors and/or omissions;

WHEREAS, the respective Boards of Directors of Parent, the Purchaser and the Company have approved this Agreement and the acquisition of the Company by Parent upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Utah Revised Business Corporation Act (the “Utah BCA”), with the Company continuing as the Surviving Corporation (the “Merger”), whereby all shares of the Company’s common stock, no par value per share (“Common Shares,” or “Company Common Stock”) (other than Common Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) will be converted into the right to receive the Merger Consideration, subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, unanimously (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) adopted this Agreement and approved the transactions contemplated hereby, including the Merger, and (iii) recommended that the Company’s shareholders approve this Agreement (the “Company Board Recommendation”);

WHEREAS, as a condition to and inducement to Parent’s and the Purchaser’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company are entering into Support Agreements with Parent and the Purchaser (the “Support Agreements”); and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1. THE MERGER

1.1 The Merger ; Effect of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Utah BCA and the DGCL, at the Effective Time, the Purchaser shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects set forth in the applicable provisions of the Utah BCA and the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) At the Effective Time, the articles of incorporation of the Surviving Corporation shall be as set forth on Exhibit A attached hereto until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be as set forth on Exhibit B attached hereto until thereafter changed or amended as provided therein or by applicable Law.

(c) The directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

(d) If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or the Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Purchaser, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, on a date to be specified by Parent and the Company (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, unless another time, date or place is agreed to in writing by the parties hereto. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, the Purchaser and the Company shall cause articles of merger (“Articles of Merger”) to be executed and filed with the Division of Corporations and Commercial Code of the State of Utah in accordance with the Utah BCA and an appropriate certificate of merger to be executed and filed with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the Utah BCA or DGCL. The Merger shall become effective at the time the Articles of Merger and Certificate of Merger shall have been duly filed or such other date and time as is agreed upon by the parties and specified in the Articles of Merger and Certificate of Merger, which date and time shall occur at the same instant (such date and time being herein referred to as the “Effective Time”).

ARTICLE 2.

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Common Share issued and outstanding immediately prior to the Effective Time, other than Common Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares, shall be converted into the right to receive $3.45, payable to the holder in cash, without interest (the “Merger Consideration”), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e), upon surrender of the certificate formerly representing such Common Shares in accordance with Section 2.2.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All Common Shares that are held in the treasury of the Company or owned of record by any Company Subsidiary, and all Common Shares owned of record by Parent, the Purchaser or any of their respective wholly-owned Subsidiaries shall be cancelled and shall cease to exist, with no payment being made with respect thereto.

(c) Purchaser Common Stock. Each share of common stock, par value $0.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent for purposes of effecting the payment of the aggregate Merger Consideration in connection with the Merger (the “Paying Agent”). Prior to the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to this Agreement, together with the aggregate Warrant Payments. Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Common Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Common Shares.

(b) Procedures for Surrender. As promptly as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that represented Common Shares (the “Certificates”) or non-certificated Common Shares represented by book-entry (“Book-Entry Shares”), in each case, which Common Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form and have such other provisions as Parent or the Paying Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of Certificates and Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, and upon delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates or Book-Entry Shares, the holder of such Certificates or Book-Entry Shares shall be entitled to receive the Merger Consideration for each Common Share formerly represented by such Certificates and for each Book-Entry Share. Any Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated hereby, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, without interest thereon.

(c) Transfer Books; No Further Ownership Rights in Common Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Common Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving

Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). If, prior to six years after the Effective Time (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Certificates or Book-Entry Shares has not complied with the procedures in Section 2.2(b) to receive payment of the Merger Consideration to which such holder would otherwise be entitled, the payment in respect of such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Withholding Rights. Parent, the Purchaser, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the relevant Merger Consideration or Warrant Payment otherwise payable pursuant to this Agreement to any holder of Common Shares or Company Warrants, as applicable, such amounts that Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder thereof and, if required by the Surviving Corporation, the posting by such holder of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates the Merger Consideration payable in respect thereof pursuant to Section 2.1(a) and Section 2.1(b) hereof.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a shareholder who is entitled to demand and has properly demanded payment for such Common Shares in accordance with, and who complies in all respects with, Section 16-10a-1301, et seq. of the Utah BCA (such Common Shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and shall instead represent the right to receive payment of the fair value of such Dissenting Shares in accordance with and to the extent provided by Section 16-10a-1301, et seq. of the Utah BCA. If any such shareholder fails to perfect or otherwise waives, withdraws or loses his right to demand payment under Section 16-10a-1301, et seq. of the Utah BCA or other applicable Law, then the right of such shareholder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). The Company shall give Parent prompt notice of any demands received by the Company pursuant to Section 16-10a-1301, et seq. of the Utah BCA, attempted withdrawals of such demands and any other instruments served pursuant to the Utah BCA and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in and to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands, or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.4 Treatment of Company Options; Restricted Stock; Stock Plans.

(a) Treatment of Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting and exercisability of each then unexpired and unexercised option or similar rights to purchase Company Common Stock (the “Company Options”), granted under any stock option plan of the Company, including the Company’s 2006 Equity Incentive Plan, as amended from time to time, or any other plan, agreement or arrangement (collectively, the “Company Stock Plans”), held by any Person then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time shall be fully accelerated, and (ii) each then unexpired and unexercised Company Option, without regard to the identity of the holder, shall be cancelled and, in exchange therefor, each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (A) the total number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”). From and after the Effective Time, any such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Payments. Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the stock option agreements evidencing the Company Options (including, to the extent necessary, obtaining consent of the holders of the Company Options) to effectuate the actions contemplated by this Section 2.4(a).

(b) Treatment of Restricted Stock. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, (i) the vesting of all then unvested restricted shares of Company Common Stock (the “Restricted Stock”) awarded under the Company Stock Plans held by any Person then performing services as an employee, director or consultant of the Company immediately prior to the Effective Time shall be fully accelerated, and (ii) each then outstanding share of Restricted Stock shall be automatically converted into the right to receive the Merger Consideration on the terms and conditions set forth in Section 2.1(a), subject to any withholding of Taxes required by applicable Law in accordance with Section 2.2(e). Without limiting the foregoing, the Company shall take all necessary action under the Company Stock Plans and the restricted stock award agreements evidencing the Restricted Stock (including, to the extent necessary, obtaining consent of the holders of the Restricted Stock) to effectuate the actions contemplated by this Section 2.4(b).

(c) Termination of Company Stock Plans. After the Effective Time, all Company Stock Plans shall be terminated and no further Company Options or other rights with respect to Common Shares shall be granted thereunder.

2.5 Treatment of Warrants. At the Effective Time, each warrant to purchase Common Shares (the “Company Warrants”) that is issued, unexpired and unexercised immediately prior to the Effective Time and not terminated pursuant to its terms in connection with the Merger shall be entitled to receive upon the exercise of such Company Warrant a payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(e)) of an amount equal to the product of (i) the total number of Common Shares previously subject to such Company Warrant and (ii) the excess, if any, of the Merger Consideration over the exercise price per Common Share previously subject to such Company Warrant (such amounts payable hereunder being referred to as the “Warrant Payments”). From and after the Effective Time, any such Company Warrant shall no longer be exercisable by the former holder thereof for any Common Shares or capital stock of the Surviving Corporation, but shall only entitle such holder to the payment of the Warrant Payment upon exercise of such Company Warrant. The Company will use its reasonable best efforts to give any necessary notices required under the Company Warrants that are required to consummate the transactions contemplated by this Agreement.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to the date hereof, or (ii) the corresponding Section of the disclosure schedule delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has delivered or caused to be delivered to Parent and the Purchaser true and complete copies of the currently effective articles of incorporation of the Company, as amended or supplemented by amendment, correction, elimination or other certificates listed on Section 3.1(b) of the Company Disclosure Schedule (the “Company Articles”) and bylaws of the Company, as amended (the “Company Bylaws”), and the articles or certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary. The Company is not in violation of the Company Articles or Company Bylaws, and none of the Company Subsidiaries is in violation of its respective organizational or governing documents.

(c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (ii) the jurisdictions in which each of the Company and the Company Subsidiaries is qualified to do business as a foreign corporation or other legal entity and (iii) the directors and officers of the Company and each Company Subsidiary, as of the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of the Company Common Stock and 10,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”). As of the close of business on April 11, 2012, (A) 44,670,304 shares of Company Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Company Common Stock were held in the treasury of the Company or by the Company Subsidiaries, (C) 689,326 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (D) 838,023 shares of Company Common Stock were issuable upon exercise of Company Options outstanding as of such date, and (E) 335,714 shares of Company Common Stock were reserved for issuance and issuable upon exercise of Company Warrants outstanding as of such date. As of the date hereof, no shares of Company Preferred Stock are issued or outstanding. Except as set forth in this Section 3.2(a) or as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued capital stock or other Equity Interests of the Company or any Company Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any Company Subsidiary to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Since April 11, 2012, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance as set forth in this Section 3.2(a) or Section 3.2(a) of the Company Disclosure Schedule.

(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of (i) each outstanding Company Option, the number of shares of Company Common Stock subject thereto, the grant date, the expiration date, the exercise price, the vesting schedule thereof, and the name of the holder thereof, and (ii) each outstanding share of Restricted Stock, the grant date, the vesting schedule thereof, and the name of the holder thereof. Except as set forth on Section 3.2(b) of the Company Disclosure Schedule, since December 31, 2011, the Company has not issued any Company Stock or Company Options under the Company Stock Plans. All shares of Company Common Stock subject to issuance under the Company Stock Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Each Company Option and each Restricted Stock award has been granted pursuant to the Company’s form of stock option agreement and form of restricted stock award agreement, respectively, true and complete copies of which have been made available to Parent prior to the date hereof.

(c) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Warrant, the grant dates, expiration dates, exercise price and vesting schedules thereof and the names of the holders thereof. All shares of Company Common Stock subject to issuance under the Company Warrants, upon issuance prior to the Effective Time on the terms and conditions specified in Company Warrants, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding Company Warrants have been granted pursuant to the warrant agreements identified on Section 3.2(c) of the Company Disclosure Schedule, true and complete copies of which have been provided to Parent prior to the date hereof.

(d) Except as set forth on Section 3.2(d) of the Company Disclosure Schedule or pursuant to applicable securities Laws, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Company Subsidiary.

3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Shareholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and the Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The transactions contemplated by this Agreement will not be subject to the Utah Control Shares Acquisition Act (Utah Code Ann. § 61-6-1 et seq.), and no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement or the Support Agreements. The Company has not adopted a shareholder rights plan, “poison pill” or any similar anti-takeover device.

3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Company Shareholder Approval, conflict with or violate any provision of the Company Articles or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, any Company Subsidiary or any of their respective properties or assets; or (c) Except as set forth on Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any Contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Articles of Merger as required by the Utah BCA, and the Certificate of Merger as required by the DGCL, (b) the Company Shareholder Approval, (c) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Law, (d) compliance with the applicable requirements of the Exchange Act and the Securities Act, (e) such filings or notices as may be required under the rules and regulations of the NYSE Amex exchange and (f) such consent under the Company’s financing agreements with PNC Bank.

3.6 Permits; Compliance With Law.

(a) The Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company or such Company Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Company or any Company Subsidiary is in material conflict with, or in material default or material violation of, (x) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (y) any Company Permits, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) Since January 1, 2009, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects,

(B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in shareholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

(b) Without limiting the generality of Section 3.7(a), (i) neither of Goldstein Schechter Koch P.A. or Kramer Weisman and Associates, LLP have resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (ii) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (iii) no enforcement action has been initiated or, to the Knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

(c) The Inventory of the Company, in all material respects, (i) is accounted for at the lower of cost or market with cost as determined by using the specific identification and average cost method, in accordance with GAAP consistently applied, (ii) except as reflected in the Company’s excess inventory reserve, does not include any items which are obsolete or of a quantity or quality not usable or salable in the ordinary course of business consistent with past practice, and (iii) includes only items sold by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice. As used in this Agreement, “Inventory” means all inventory, including raw material, work in process and finished goods, that is usable or salable by the Company and the Company Subsidiaries in the ordinary course of business consistent with past practice, with current packaging.

3.8 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s system of internal control over financial reporting is designed in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (ii) that receipts and expenditures are being made only in accordance with the authorization of management or the Company’s Board of Directors, as applicable, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies, material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(b) Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, auditors, accountants or representatives has received or has otherwise become aware of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

(c) The Company is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE Amex exchange.

3.9 Books and Records. Since January 1, 2009, the books and records of the Company and each Company Subsidiary have been, and are being, properly and accurately maintained in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain complete and correct records of all meetings and other corporate actions held or taken since January 1, 2009 of their respective shareholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

3.10 No Undisclosed Liabilities. Except for those liabilities and obligations (a) specifically reserved against or provided for in the audited consolidated balance sheet of the Company as of December 31, 2011 or in the notes thereto, (b) incurred in the ordinary course of business since December 31, 2011, (c) which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (d) incurred under this Agreement or in connection with the transactions contemplated hereby, including the Merger, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be recorded or reflected on a balance sheet or the notes thereto under GAAP.

3.11 Absence of Certain Changes or Events.

(a) Since December 31, 2011, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

(b) Since December 31, 2011, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any Company Subsidiary from December 31, 2011 through the date of this Agreement to:

(i) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(ii) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(iii) make any material change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(iv) make or change any Tax election or settle or compromise any liability for Taxes; or

(v) write up, write down or write off the book value of any assets, in the aggregate, in excess of $250,000, except for depreciation and amortization in accordance with GAAP consistently applied.

3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate (as defined below), which are maintained, sponsored or contributed to by the Company or any ERISA Affiliate, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). For purposes of this Section 3.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code. True and complete copies of each Company Benefit Plan and all amendments thereto have been made available by the Company to Parent.

(b) To the Company’s Knowledge, each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable Laws.

(c) There is no pending or, to the Company’s Knowledge, threatened legal action, suit or claim relating to the Company Benefit Plans (other than routine claims for benefits), including any audit or inquiry from the Internal Revenue Service or the United States Department of Labor.

(d) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code either (i) has received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Company Benefit Plan has not yet expired, or (ii) may rely upon a favorable prototype opinion letter from the Internal Revenue Service, and to the Company’s Knowledge no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(e) To the Company’s Knowledge there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.

(f) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has, within the past six years, sponsored, maintained, contributed to or had an obligation to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA.

(g) No Company Benefit Plan exists and there are no other contracts, plans or arrangements (written or otherwise) covering any current or former employee, director, officer, contractor, consultant or shareholder of the Company or any Company Subsidiary that, individually or collectively, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any other event(s)), would reasonably be expected to result in the payment or series of payments by the Company or any Company Subsidiary to any person of an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any obligation to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(h) No Company Option (other than a Company Option the terms of which comply with the requirements of Section 409A of the Code) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such

Company Option was granted or has any feature for the deferral of compensation that could render the grant subject to Section 409A of the Code. Neither the Company nor any Company Subsidiary has granted any Company Options by use of backdating or other methods to target a grant date to achieve a lower exercise price than would have otherwise been utilized if such Company Option was granted on the date such grant was first duly authorized the Company or Company Subsidiary.

(i) No payments or benefits under any Company Benefit Plan or other agreement of Company or any Company Subsidiary are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Any Company Benefit Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in all material respects with Section 409A of the Code. Neither the Company nor any Company Subsidiary has an obligation to indemnify, hold harmless or gross-up any Person with respect to any penalty tax or interest under Section 409A of the Code.

3.13 Labor and Other Employment Matters.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there is no labor strike, material labor dispute, or concerted work stoppage pending as of the date of this Agreement or, to the Company’s Knowledge, threatened, and (ii) since January 1, 2009, (A) neither the Company nor any Company Subsidiary has experienced any labor strike or material concerted labor dispute and (B) each of the Company and the Company Subsidiaries has complied with all applicable labor Laws in connection with the employment of its employees.

(b) To the Knowledge of the Company, none of the current or former independent contractors of the Company or any Company Subsidiary could be reclassified as an employee and no current or former employees classified as “exempt” from overtime requirements could be reclassified as non-exempt. No independent contractor of the Company or any Company Subsidiaries is eligible to participate in any Company Benefit Plans.

(c) Each of the Company and the Company Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except as would not individually or in the aggregate, have a Company Material Adverse Effect.

3.14 Contracts; Indebtedness.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each Contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories:

(i) any agreement that limits in any material respect the freedom of the Company, any Company Subsidiary or any of the Company’s current or future Affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area;

(ii) any joint venture or partnership agreement;

(iii) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $1,000,000 in any one year period that cannot be terminated on less than ninety (90) days notice without material payment or penalty;

(iv) any acquisition agreement with a purchase price in excess of $1,000,000 or that contains “earn-out” provisions or other contingent payment obligations;

(v) any divestiture agreement with a purchase price in excess of $1,000,000 or that contains ongoing indemnification obligations or other material obligations;

(vi) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually,

(vii) any material lease, material sublease or other Contract, in each case with respect to the Leased Real Property (“Lease Agreements”);

(viii) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or

(ix) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement.

Each Contract of the type described in this Section 3.14(a) is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Material Contract is a valid, binding and enforceable obligation of the Company, the Company Subsidiaries and, to the Knowledge of the Company, of the other party or parties thereto, in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (ii) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (iii) the Company and each Company Subsidiary has performed all obligations required to be performed by it under each Company Material Contract and, to the Knowledge of the Company, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract; (iv) neither the Company nor any Company Subsidiary knows of, or has received written notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other Contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (v) neither the Company nor any Company Subsidiary has received any written notice from any other party to any such Company Material Contract, or otherwise has any Knowledge, that such party intends to terminate, or not renew, any such Company Material Contract.

3.15 Litigation.

(a) As of the date hereof, there is no suit, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary has had or would reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company or any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

3.16 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each Company Subsidiary (A) is in compliance with all applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations and (C) is in compliance with their respective Environmental Permits.

(b) Neither the Company nor any Company Subsidiary has received any written notice, demand, letter, claim or request for information alleging that the Company or any Company Subsidiary may be in violation of, or liable under, any Environmental Law.

(c) Neither the Company nor any Company Subsidiary (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(d) None of the real property leased by the Company or any Company Subsidiary is listed or, to the Knowledge of the Company, proposed for listing on the “National

Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) There is no site to which the Company or any Company Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of the Company, is or may become the subject of any environmental action.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Registered IP and all other material Company-Owned IP, including the following: (i) each Patent Right, including the patent number or application serial number for each jurisdiction in which such patent or application has been issued or filed, the date filed or issued, the owner and the present status thereof; (ii) each Trademark, including, as applicable, the application serial number or registration number for each country in which such Trademark or application has been registered or filed, the class of goods covered and the owner; (iii) each Copyright, including, as applicable, the number and date of registration for each country in which a Copyright application has been registered and the owner; and (iv) Know-How (in summary narratives as applicable).

(b) Except as set forth on Section 3.17(b) of the Company Disclosure Schedule, (i) none of the Registered IP has been adjudged invalid or unenforceable in whole or part in any legal proceeding; and (ii) none of the Registered IP is subject to any claim, order, action or proceeding challenging the validity or enforceability thereof.

(c) Except as set forth on Section 3.17(c) of the Company Disclosure Schedule, all Company-Owned IP that was developed by current or former employees, consultants, or independent contractors of the Company or the Company Subsidiaries (if not owned as a matter of law), has been assigned to the Company or a Company Subsidiary, as applicable, and the Company is not aware of any claims by such employees, consultants, or independent contractors asserting any ownership interest in such Company-Owned IP. The Company and each Company Subsidiary have taken reasonable steps to safeguard and maintain the secrecy and confidentiality of trade secrets included in the Company-Owned IP that are material to the business of the Company and the Company Subsidiaries as currently conducted. Without limiting the foregoing, to the Knowledge of the Company: (i) there has been no misappropriation by any Person of any of the trade secrets or other confidential information that is part of the Company-Owned IP; and (ii) no employee, consultant, or independent contractor of the Company or any Company Subsidiary is in default or has breached any term of any Contract with the Company or any Company Subsidiary relating to nondisclosure, assignment of inventions, or the protection, ownership, development, use or transfer of the Company-Owned IP.

(d) Section 3.17(d)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts (i) pursuant to which the Company or any Company Subsidiary has licensed Company IP to a third party (“Out-Licenses”) and (ii) pursuant to which the Company or any Company Subsidiary has licensed Intellectual Property Rights from a third party (“In-Licenses”) (excluding off-the-shelf software programs licensed by the Company pursuant to “shrink wrap” licenses, each of which has incurred license fees of less than $2,500). Neither the Company nor any Company Subsidiary has breached in any material respect any Out-License or In-License set forth on Section 3.17(d)(i) of the Company Disclosure Schedule, nor, to the Knowledge of the Company, has any counterparty breached in any material respect any such Out-License or In-License. Except as set forth on Section 3.17(d)(ii) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not conflict with or impair the Company’s right to use any Company-Licensed IP.

(e) Except as set forth on Section 3.17(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to transfer to a third party any portion of their ownership of any Company-Owned IP or any of their interest in any Company-Licensed IP, and after the Effective Time all Company-Owned IP will be fully transferable, alienable, or licensable by Parent without restriction of any kind to any third party.

(f) To the Company’s Knowledge, no aspect of the Company-Owned IP, Company-Licensed IP licensed exclusively to the Company, or the operation of the Company’s business as currently conducted infringes, misappropriates, dilutes or otherwise violates any Intellectual Property Right of any Person. There are no legal proceedings pending or, to the Knowledge of the Company, threatened alleging violation, infringement, dilution or misappropriation of any Intellectual Property Rights of any third party by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice of or received any requests to license any Intellectual Property Rights of any third party. To the Knowledge of the Company, no Person has violated, infringed upon, diluted or misappropriated any of the material Company IP. None of the Company or any Company Subsidiary has brought any proceeding for violation, infringement, dilution or misappropriation of Intellectual Property Rights or breach of any Contract involving Intellectual Property Rights against any third party.

(g) Except as set forth on Section 3.17(g) of the Company Disclosure Schedule, the Company has sole title and ownership of, exclusive licenses or other valid rights to use, free and clear of all encumbrances, all Intellectual Property Rights necessary to operate the business as presently conducted and as contemplated to be conducted. The Company and the Company Subsidiaries are the sole and exclusive owners of the Company-Owned IP, and there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership of interests of any kind relating to any Company-Owned IP.

(h) Section 3.17(h)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list, and brief description of, all material Software included in the Company-Owned IP. All such Software performs in material conformance with its documentation, is free from any material software defect, is configured and maintained to minimize the effects of viruses and does not contain any self-help mechanism, Trojan horses or other malicious code. The Company has made back-ups of all such Software and has maintained such back-ups at a secure off-site location. To the Knowledge of the Company, no person has gained unauthorized access to such Software. Except as set forth on Section 3.17(h)(ii) of the Company Disclosure Schedule, no source code for such Software has been disclosed or licensed to any escrow agent or other Person and the Company or the Company Subsidiaries are not under any obligation to disclose or license such source code to any Person. Either the Company or one of the Company Subsidiaries is in possession of, and the Parent will receive, such working copies of all Software, including object and (for Software owned by or exclusively licensed to the Company) source code, and all licenses, as are necessary for the current conduct of the business.

(i) Except as set forth on Section 3.17(i) of the Company Disclosure Schedule, (i) the Company and the Company Subsidiary do not use and have not used any Open Source Software and (ii) none of the Software included in the Company-Owned IP incorporates, contains or requires use of any Open Source Software that does or may require disclosure or licensing of any such Software or any other Company-Owned IP.

(j) The current operation of the businesses of the Company and the Company Subsidiaries does not, and will not, result in any requirement that the Company or any of the Company Subsidiaries publish, disclose, license or otherwise make available any Company Owned IP, including the source code for their (or any of their respective licensors’, if any) respective proprietary Software, libraries, firmware or other computer programs.

(k) The server hardware and supporting equipment (including communications equipment, terminals and hook-ups that interface with third-party Software or systems) used in the Company’s and the Company Subsidiaries’ network(s) (i) provide sufficient redundancy and speed to meet industry standards relating to high availability; (ii) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the Company’s or its Subsidiaries’ business; (iv) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses or other malicious code and (v) have not suffered any material error, breakdown, failure, or security breach in the last twenty-four months that has caused disruption or damage to the operation of the Company’s or the Company Subsidiaries’ business or that was potentially reportable to any Governmental Entity.

(l) The Company and each of the Company Subsidiaries maintain commercially reasonable policies, procedures and security measures with respect to the physical and electronic security and privacy of the data, trade secrets and other confidential, proprietary or personal information owned or used by the Company and the Company Subsidiaries. The Company and the Company Subsidiaries have, at all times, been in compliance with such policies and procedures, and such policies and procedures comply with all applicable Laws. There have been no breaches or violations of any such security measures, or any unauthorized access of any data, trade secrets, privacy or other confidential or proprietary information owned or used by the Company and the Company Subsidiaries. The Company and each Company Subsidiary is in material compliance with all applicable payment card association security rules, regulations, standards, policies, procedures, and requirements, including, without limitation, the Payment Card Industry Data Security Standards (PCI). No claim is pending or threatened against the Company or any Subsidiary relating to any such policy, procedure or measure, or any breach or alleged breach thereof, including any violation of any Person’s privacy or personal information or data rights. The consummation of the transactions contemplated hereby will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company and each of the Company Subsidiaries in the conduct of their business.

(m) Except as set forth on Section 3.17(m) of the Company Disclosure Schedule, there are no settlements, forbearances to sue, consents, judgments, or Orders or similar obligations which (i) restrict the Company’s or the Company Subsidiaries’ rights to use any Intellectual Property Rights or (ii) permit any third party to use any Company-Owned IP.

(n) The Company has provided to the Parent a complete and accurate copy of each standard form of Contract relating to Intellectual Property Rights used by the Company or any of its Subsidiaries, including each standard form of (i) customer license or services agreement; (ii) development agreement; (iii) distributor, reseller, or sales representative agreement; (iv) employee agreement containing assignment or license of Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing assignment or license of Intellectual Property Rights; and (vi) confidentiality or nondisclosure agreement.

3.18 Tax Matters.

(a) The Company and each Company Subsidiary have timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date hereof, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct. The Company and each Company Subsidiary have paid on a timely basis all Taxes (whether or not actually shown as due on such Tax Returns).

(b) Except as set forth on Section 3.18(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or executed or filed any power of attorney with any taxing authority, which is still in effect.

(c) Except as set forth on Section 3.18(c) of the Company Disclosure Schedule, there are no audits or other administrative proceedings or court proceedings presently pending with regard to any Taxes of the Company or any Company Subsidiary and neither the Company nor any Company Subsidiary has received notice of any audits or proceedings. Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency for any open tax year, which waiver or extension remains in effect.

(d) There are no Liens for Taxes other than Permitted Liens upon any assets of the Company or any Company Subsidiary.

(e) The Company and each Company Subsidiary have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

(f) Except with respect to the affiliated group of corporations of which the Company is the common parent (as defined in Section 1504 of the Code), neither the Company nor any Company Subsidiary has ever been a member of an affiliated group of corporations (as that term is used by Section 1504 of the Code) or any comparable provision of state, local or foreign law. Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income tax purposes.

(g) No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(h) Neither the Company nor any Company Subsidiary has operating losses or other tax attributes presently subject to limitation under Sections 279, 382, 383, or 384 of the Code, or the federal consolidated return regulations.

(i) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax legal requirement); (ii) an installment sale or open transaction; (iii) a prepaid amount; (iv) a Section 481 adjustment; or (v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19.

3.19 Insurance. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Section 3.19 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies.

3.20 Properties and Assets. The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement, subject to Permitted Liens. The assets and properties (in each case, tangible or intangible) owned or used by the Company or any Company Subsidiary are in satisfactory condition for their current use, subject to reasonable wear and tear.

3.21 Real Property.

(a) There is no real property and no interest in real property owned in fee by the Company or any Company Subsidiary.

(b) Section 3.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”), (ii) the address for each Leased Real Property, and (iii) the current rent amounts payable by the Company or any Company Subsidiary related to each Leased Real Property. No Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens.

(c) Each parcel of Leased Real Property is in material compliance with all existing Laws applicable to such Leased Real Property. Neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Leased Real Property.

3.22 Opinion of Financial Advisors. The Special Committee of the Company Board has received the opinion (the “Fairness Opinion”) of Jefferies & Company, Inc. (the “Company Financial Advisor”), to the effect that as of the date of this Agreement, subject to certain assumptions, qualifications and other matters set forth in such opinion, the Merger Consideration to be received by the shareholders of the Company pursuant to the Merger is fair, from a financial point of view, to such shareholders (other than Parent and its Affiliates). The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

3.23 Proxy Statement. The proxy statement of the Company to be filed with the SEC in connection with the Merger (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company, and at the time such shareholders vote on adoption of this Agreement and at the Effective Time, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.23 will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

3.24 Required Vote. The affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock with respect to which votes are entitled to be cast in connection with the approval of this Agreement (the “Company Shareholder Approval”), is the only vote or consent of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to approve this Agreement or the Merger.

3.25 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any shareholder, director, officer, employee or Affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement, including the Merger.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Parent and the Purchaser hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.2 Authority. Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement by each of Parent and Purchaser, as applicable, and the consummation by Parent and the Purchaser of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporation action, and no other corporate proceedings on the part of Parent or the Purchaser and no shareholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and the Purchaser, and assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser, enforceable against Parent and the Purchaser in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3 No Conflict. None of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or the Purchaser; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.4 have been obtained and all filings and notifications described in Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or the Purchaser or any of their respective properties or assets; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties or assets of Parent or the Purchaser pursuant to, any Contract, permit or other instrument or obligation to which Parent or the Purchaser is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (b) and (c), for any such conflicts, violations, consents, breaches, losses, defaults, other occurrences or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by Parent and the Purchaser, the consummation by Parent and the Purchaser of the Merger or any other transaction contemplated by this Agreement, or compliance by Parent or the Purchaser with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other Person, other than (a) the filing and recordation of the Articles of Merger as required by the Utah BCA and the Certificate of Merger as required by the DGCL, (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Law, (c) compliance with the applicable requirements of the Exchange Act and the Securities Act and (d) filings with the SEC as may be required by Parent or the Purchaser in connection with this Agreement and the transactions contemplated hereby.

4.5 Litigation.

(a) There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the Knowledge of Parent, threatened against or affecting Parent or the Purchaser, or any executive officer or director of Parent or the Purchaser, that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by Parent and the Purchaser of their material obligations under this Agreement.

(b) Neither Parent nor the Purchaser is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

4.6 Information Provided for Inclusion in the Proxy Statement. None of the information provided in writing by Parent for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote on approval of this Agreement, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.7 Sufficient Funds. Parent and the Purchaser have or will have prior to the Closing all of the funds available as and when needed that are necessary to pay the aggregate Merger Consideration, consummate the Merger, and to perform their respective obligations under this Agreement.

4.8 Ownership of the Purchaser; No Prior Activities.

(a) The Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

(b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, the

Purchaser has not and will not prior to the Closing Date have engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.9 Brokers. Neither Parent, the Purchaser nor any of their respective shareholders, directors, officers, employees or Affiliates, has incurred or will incur on behalf of Parent or the Purchaser any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

ARTICLE 5.

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth on Section 5.1 of the Company Disclosure Schedule or as permitted or required by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company will, and will cause each Company Subsidiary to, conduct its operations only in the ordinary and usual course of business and comply in all material respects with all applicable Laws. In addition to the foregoing, and as an extension thereof, except as set forth on Section 5.1 of the Company Disclosure Schedule or as required by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by Contract right), of the Company or any Company Subsidiary, other than the issuance of Common Shares upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods or services in the ordinary course of business consistent with past practice, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

(d) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or another wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting or registration of its capital stock;

(e) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or any other securities;

(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any assets, other than acquisitions of inventory or assets in the ordinary course of business;

(g) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except (i) in connection with refinancings of existing indebtedness at the maturity thereof, or (ii) for borrowings under the Company’s existing credit facilities for working capital and general corporate purposes not prohibited by this Agreement;

(h) (A) increase the compensation or benefits payable to its directors, officers or employees or grant or pay any bonuses to any such Persons, except for bonuses that are accrued as of December 31, 2011 or for increases in salaries or wages in the ordinary course of business; (B) grant any rights to receive material severance or termination pay (other than rights in existence on December 31, 2011 pursuant to a Company Benefit Plan) which will become due and payable on or after the Effective Time, except as otherwise required by Law or in the ordinary course of business; (C) adopt, enter into or amend any material Company Benefit Plan, except to reflect changes in Law and plan administration or in the ordinary course of business; or (D) hire any employee whose total annual cash compensation will exceed $100,000;

(i) enter into any new real property leases;

(j) make any material modifications, upgrades or changes to any software, computer system or other technology that is material to the operation of the Company’s or the Company Subsidiaries’ businesses;

(k) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(l) make or change any Tax election or settle or compromise any liability for Taxes other than as set forth on Section 5.1(l) of the Company Disclosure Schedule; or

(m) authorize or enter into any Contract that would be a Material Contract or otherwise make any commitment to do any of the foregoing.

5.2 Proxy Statement; Meeting of Shareholders.

(a) As soon as reasonably practicable following the date hereof (but in any event no later than twenty (20) Business Days following the date of this Agreement), the Company shall prepare and file with the SEC, and Parent and the Purchaser shall cooperate with the Company in such preparation and filing of, a preliminary Proxy Statement. Notwithstanding anything contained in this Agreement to the contrary, (x) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the shareholders of the Company, after the tenth calendar day following the date of filing of the preliminary Proxy Statement with the SEC, and (y) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, the Company shall file with the SEC the definitive Proxy Statement, and shall use its reasonable best efforts to cause the mailing of the definitive Proxy Statement to the shareholders of the Company, following clearance by the SEC with respect to such comments. The Company and Parent, as the case may be, shall furnish all information concerning the Company, Parent or the Purchaser as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. Parent and its counsel shall in its reasonable judgment be given a reasonable opportunity to review and comment on the Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and the Company shall include in such document any comments reasonably proposed by Parent and its counsel. The Company shall (i) as promptly as practicable after receipt thereof, provide Parent and its counsel with copies of any written comments, and advise Parent and its counsel of any oral comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Parent and its counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) in its reasonable judgment include in the Company’s written response to such comments any comments reasonably proposed by Parent and its counsel, (iv) not file or mail such document, or respond to the SEC, prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed, and (v) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC.

(b) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should have been included in the Proxy Statement or should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.

(c) Neither the Company Board nor any committee thereof shall directly or indirectly (x) withdraw (or modify or qualify in a manner adverse to Parent or the Purchaser), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or the Purchaser), the Company Board Recommendation, (y) recommend, adopt or approve or publicly propose to recommend, adopt or approve an Acquisition Proposal, or take any action or make any statement inconsistent with the Company Board Recommendation (it being understood that taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), or (z) take any other action or make any other public statement inconsistent with such Company Board Recommendation (any action described in this sentence being referred to as a “Change of Recommendation”).

(d) The Company shall establish a record date (which will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold a meeting of its shareholders, which meeting the Company shall cause to occur on the 30th calendar day (or, if such calendar day is not a Business Day, on the first Business Day subsequent to such calendar day) immediately following the date of mailing of the Proxy Statement (the “Company Shareholders Meeting”), for the purpose of obtaining the Company Shareholder Approval, regardless of whether the Company Board determines at any time that this Agreement is no longer advisable or recommends that the shareholders of the Company reject it or any other Change of Recommendation has occurred at any time; provided, however, that (i) if the Company is unable to obtain a quorum of its shareholders at such time, the Company may adjourn the Company Shareholders Meeting for no more than five (5) Business Days if necessary in order to obtain a quorum of its shareholders and the Company shall use its reasonable best efforts during such five (5) Business Day period to obtain such a quorum as promptly as practicable, (ii) the Company may adjourn or postpone the Company Shareholders Meeting to the extent (and only to the extent) the Company reasonably determines that such adjournment or postponement is required by applicable Law and (iii) if the Company receives an Acquisition Proposal, or the price or material terms of a previously received Acquisition Proposal are modified or amended, in any such case during the five (5) Business Day period immediately prior to the day of the Company Shareholders Meeting, the Company may delay the Company Shareholders Meeting until the date that is the seventh (7th) Business Day after the date on which the Company Shareholders Meeting would have been held but for such extension. Unless the Company Board shall have effected a Change of Recommendation in accordance with Section 5.5, the Company Board shall make the Company Board Recommendation and use its reasonable best efforts to obtain the Company Shareholder Approval, and the Company shall otherwise comply with all applicable Laws applicable to the Company Shareholders Meeting. Without limiting the generality of the foregoing, the Company agrees that (x) its obligations pursuant to this Section 5.2(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal, and (y) the Company shall establish a record date for, call, give notice of, convene and hold the Company Shareholders Meeting and the matters constituting the Company Shareholder Approval shall be submitted to the Company’s shareholders at the Company Shareholders Meeting whether or not (A) a Change of Recommendation shall have occurred or (B) any Acquisition Proposal or Superior Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its representatives. The Company agrees that it shall not submit to the vote of the shareholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the vote of the Company’s shareholders with respect to the Merger at the Company Shareholders Meeting. The notice of such Company Shareholders Meeting shall state that a resolution to approve this Agreement and a resolution to adjourn the Company Shareholders Meeting will be considered at the Company Shareholders Meeting, and no other matters shall be considered or voted upon at the Company Shareholders Meeting without Parent’s prior written consent.

5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (a) the preparation of the Proxy Statement and any Other Filings, (b) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions are required to be taken under, or consents, approvals or waivers are required to be obtained from parties to, any Company Material Contracts, in connection with the Merger or the other transactions contemplated by this Agreement, and (c) timely taking any such actions, seeking any such consents, approvals or waivers or making any such filings or furnishing information required in connection therewith or with the Proxy Statement or any Other Filings.

5.4 Access to Information; Confidentiality.

(a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party (the applicable provisions of which the Company shall use its reasonable best efforts to cause the counterparty thereto to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, the “Parent Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof (including Tax Returns) and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, employees and other aspects of such party and its Subsidiaries as Parent or the Parent Representatives may reasonably request. No investigation conducted pursuant to this Section 5.4(a) shall affect or be deemed to modify or limit any representation or warranty made by the Company in this Agreement.

(b) With respect to the information disclosed pursuant to Section 5.4(a), Parent shall comply with, and shall cause the Parent Representatives to comply with, all of its obligations under the Nondisclosure Agreement, dated as of January 23, 2012, by and between the Company and Parent (the “Confidentiality Agreement”).

5.5 No Solicitation.

(a) Subject to Section 5.5(b), from and after the date hereof , the Company shall not, and shall cause the Company Subsidiaries and direct the Company Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage (including by way of providing information) the submission of any inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise participate in or facilitate any such inquiries, proposals, offers, discussions or negotiations, (ii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (iii) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation, or any restrictive provision of any applicable anti-takeover provision in the Company’s articles of incorporation or bylaws, inapplicable to any transactions contemplated by an Acquisition Proposal (and, to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted, to any Person other than Parent or any of Parent’s Affiliates, under any such provisions), or (iv) resolve or agree to do any of the foregoing. The Company shall immediately cease and promptly hereafter (but in no event later than twenty-four (24) hours after the date hereof) cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, the Company Subsidiaries, or any of the Company Representatives with respect to any Acquisition Proposal and shall use its commercially reasonable efforts to cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Company Subsidiary to such Person.

(b) Notwithstanding anything to the contrary contained in Section 5.5(a), if at any time following the date hereof and prior to the Company’s receipt of the Company Shareholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a third party and (ii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or would be likely to result in a Superior Proposal, then the Company may (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, will not allow the Company Subsidiaries to, and will instruct the Company Representatives not to, disclose any information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will promptly provide to Parent any information concerning the Company and the Company Subsidiaries provided to such other Person which was not previously provided to Parent.

(c) The Company shall promptly (and in any event within 24 hours) notify Parent in the event that the Company, any Company Subsidiary or any Company Representative receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information in the ordinary course of business consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 24 hours) provide to Parent a copy of such Acquisition Proposal, request or inquiry (or, where no such copy is available, a reasonable description of the material terms of such Acquisition Proposal, request or inquiry), including any modifications thereto. The Company shall keep Parent reasonably informed on a current basis (and in any event at Parent’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, request or inquiry (including the material terms and conditions thereof and of any material modification thereto), and any material developments, discussions and negotiations. Without limiting the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.5(b) and shall give advance written notice of at least five (5) Business Days to Parent and the Purchaser (the “Notice Period”) before effecting a Change of Recommendation relating to a Superior Proposal pursuant to clause (x) of Section 5.5(d) or terminating this Agreement pursuant to clause (y) of Section 5.5 (d) (which notice shall specify the material terms and conditions of any such Superior Proposal, including the identity of the Person making such Superior Proposal.

(d) Notwithstanding anything to the contrary contained in Section 5.5(a), if the Company receives an Acquisition Proposal which the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, constitutes a Superior Proposal, the Company Board may, at any time prior to the Company’s receipt of the Company Shareholder Approval (x) effect a Change of Recommendation with respect to such Superior Proposal, or (y) terminate this Agreement pursuant to Section 7.1(c) to enter into a definitive agreement with respect to such Superior Proposal, in each case so long as it has determined in good faith after consultation with outside counsel and after giving due consideration to all adjustments to the terms of this Agreement which may be offered by Parent, that such action would be required by its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that the Company Board may not effect a Change of Recommendation relating to a Superior Proposal pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless the Company shall have negotiated, and shall have caused its Representatives (including members of the Company Board and its advisors) to negotiate during the Notice Period with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(e) Nothing contained in this Section 5.5 shall prohibit the Company Board from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a) or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if the Company Board has reasonably determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that any disclosure of a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, an express rejection of any applicable Acquisition Proposal or an express reaffirmation of its recommendation to its shareholders in favor of approval of this Agreement shall be deemed to be a Change of Recommendation.

5.6 Appropriate Action; Consents; Filings.

(a) The Company, Parent and the Purchaser shall use their reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any other applicable Antitrust Law), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including without limitation the Merger, and (iii) as promptly as reasonably practicable, and in any event within five (5) Business Days after the date hereof or the expiration of any applicable legal deadline, whichever comes first, make all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities Laws (to the extent such filings may reasonably be prepared and made during such period), (B) the HSR Act, (C) any other applicable Antitrust Law and (D) any other applicable Law. The Company, Parent and the Purchaser shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) required to be disclosed in the Company Disclosure Schedule, or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time; provided, however that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.6(b), such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result, after the Effective Time, from the failure to obtain such consent.

(c) Without limiting the generality of anything contained in this Section 5.6, each party hereto shall: (i) give the other parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other transactions contemplated by this Agreement; provided, however, that Parent and the Company shall make the final decision mutually with respect to the content of such materials or submissions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, and (ii) neither Parent nor the Purchaser shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

(e) Notwithstanding anything to the contrary in Section 5.6(a), Parent shall not have any obligation under this Agreement to (and the Company shall not unless requested by Parent to do so) agree to any structural or conduct relief or to litigate in order to effect the Merger or any other transaction contemplated by this Agreement.

5.7 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

5.8 Public Announcements. Each of the Company, Parent and the Purchaser agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The Company, Parent and the Purchaser agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of, and shall not be issued prior to the approval of each of, the Company and Parent.

5.9 Company 401(k) Plan. The Company shall adopt a resolution terminating the Dreams, Inc. 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Closing Date. No later than three (3) Business Days prior to the Closing Date, Company shall provide Parent with evidence that the 401(k) Plan has been terminated and shall also take such other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. In the event that termination of the 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent no later than five (5) Business Days prior to the Closing Date.

5.10 Indemnification of Directors and Officers.

(a) For a period of six (6) years from and after the Effective Time, the articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and advancement of expenses of directors, officers and employees of the Company for periods at or prior to the Effective Time than are currently set forth in the Company Articles and the Company Bylaws. The indemnification agreements, if any, in existence on the date of this Agreement with any of the directors, officers or employees of the Company shall continue in full force and effect in accordance with their terms following the Effective Time.

(b) Prior to the Closing, Parent shall purchase for the benefit of the Company’s directors and officers, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification tail policy that provides coverage for a period of six (6) years from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Policy”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent shall not be required to purchase the D&O Tail Policy if such policy exceeds 250% of the last annual premium paid prior to the date of this Agreement multiplied by six (6) (such aggregate amount, the “Base Premium”); provided, further, that if such insurance coverage can only be obtained at a total premium in excess of the Base Premium, Parent shall purchase the most advantageous policy of directors’ and officers’ insurance obtainable for a total premium equal to the Base Premium. Parent shall, or shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(c) In the event Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The obligations under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.10 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10).

5.11 State Takeover Laws. If any “control share acquisition”, “fair price”, “business combination” or other anti-takeover Laws becomes or is deemed to be applicable to the Company, Parent or the Purchaser, the Merger or the Support Agreements or any other transaction contemplated by this Agreement, then the Company Board shall take all action necessary to render such Law inapplicable to the foregoing.

5.12 Parent Agreement Concerning the Purchaser. Parent agrees to cause the Purchaser to comply with its obligations under this Agreement.

5.13 Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Options pursuant to this Agreement or Common Shares pursuant to the Merger shall be an exempt transaction for purposes of Section 16.

5.14 Transfer Taxes. Except as provided in Section 2.2(e), Parent shall pay all applicable sales, use or other similar transfer Taxes that are, or become, due or payable as a result of the transactions contemplated hereby.

5.15 Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE-Amex to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE-Amex and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

5.16 Shareholder Litigation. The Company shall promptly notify Parent and give Parent the opportunity to participate in the defense or settlement of any action brought by any shareholder of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no settlement of any such action shall be agreed to without Parent’s prior written consent.

ARTICLE 6.

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a) the Company Shareholder Approval shall have been obtained;

(b) no law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States or state court or other Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger;

(c) there shall not be pending or threatened any legal proceeding before or in which a Governmental Entity is, or is threatened to, become a party or is otherwise involved, and neither Parent nor the Company shall have received any communication from any Governmental Entity in which such Governmental Entity indicates a material likelihood of commencing any legal proceeding or taking any other action challenging or seeking to restrain or prohibit the consummation of the Merger; and

(d) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and all clearances under any applicable Antitrust Law shall have been received.

6.2 Conditions to Obligations of Parent and the Purchaser. The obligations of Parent and the Purchaser to effect the Merger are further subject to satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement that are qualified by a “Company Material Adverse Effect” shall be true and correct and (ii) the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct or true and correct in all material respects, as the case may be, as of such specified date), except that any inaccuracies in any representations and warranties referred to in clause (ii) will be disregarded for purposes of this Section 6.2(a) if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in a Company Material Adverse Effect;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) the Company shall have delivered to Parent and the Purchaser a certificate, signed by its chief executive officer or another senior officer on behalf of the Company, to the effect that the conditions contained in Section 6.2(a) and Section 6.2(b) have been satisfied in all respects; and

(d) there shall not have occurred and be continuing as of the Effective Time a Company Material Adverse Effect.

6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) the representations and warranties of Parent and the Purchaser set forth in this Agreement shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects as of such specified date);

(b) each of Parent and the Purchaser shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and

(c) Parent shall have delivered to the Company a certificate, signed by its chief executive officer or another of its senior officers, to the effect that the conditions contained in Section 6.3(a) and Section 6.3(b) have been satisfied in all respects.

6.4 Frustration of Closing Conditions. None of Company, Parent or the Purchaser may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE 7.

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the Merger by the shareholders of the Company:

(a) By mutual written consent of Parent and the Company, at any time prior to the Effective Time;

(b) By Parent or the Company, if the Closing shall not have occurred on or before October 12, 2012; provided, however that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available (i) to any party whose breach of this Agreement has caused or resulted in the failure of the Closing to have occurred on or before October 12, 2012, or (ii) to the Company unless the Company Shareholders Meeting shall have occurred;

(c) By either the Company or Parent if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote of the holders of the Company Common Stock at the Company Shareholders Meeting or at any adjournment or postponement thereof;

(d) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to comply with Section 5.6 has caused or resulted in such action or inaction;

(e) By Parent, at any time prior to receipt of the Company Shareholder Approval if (i) a Change of Recommendation shall have occurred (whether or not in compliance with Section 5.5), (ii) the Company shall have breached any of its obligations set forth in Section 5.5 or otherwise shall have determined to accept a Superior Proposal, (iii) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement that is mailed to shareholders in accordance herewith, or (iv) the Company or the Company Board (or any committee thereof) shall publicly propose to do any of the foregoing;

(f) By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2 and (B) has not been or is incapable of being cured by the Company within 30 calendar days after its receipt of written notice thereof from Parent; or

(g) By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3 and (B) has not been or is incapable of being cured by Parent within 30 calendar days after its receipt of written notice thereof from the Company.

Notwithstanding anything else contained in this Agreement, the right to terminate this Agreement under this Section 7.1 shall not be available to any party (a) that is in material breach of its obligations hereunder or (b) whose failure to fulfill its obligations or to comply with its covenants under this Agreement has been the cause of, or resulted in, the failure to satisfy any condition to the obligations of either party hereunder.

7.2 Procedure for Termination. In order to be effective, a termination of this Agreement by Parent or Company pursuant to Section 7.1 shall be authorized by an action of Parent’s or Company’s Board of Directors, as the case may be.

7.3 Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective Subsidiaries, officers or directors except (i) with respect to this Section 7.3 and Article 8 and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by another party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

(b) In the event that this Agreement is terminated pursuant to Section 7.1(e), then the Company shall pay to Parent within two Business Days thereafter a termination fee of $5,500,000 (the “Breakup Fee”).

(c) In the event that (i) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c), and (ii) prior to the Company Shareholders Meeting, an Acquisition Proposal has been publicly proposed or disclosed, and not publicly withdrawn at the time of the Company Shareholders Meeting, and (iii) within 12 months of such termination the Company or any of its Subsidiaries enters into a definitive agreement relating to such

Acquisition Proposal or consummates the transactions contemplated by such Acquisition Proposal with the person who made the Acquisition Proposal referred to in clause (ii) above, in which case the Breakup Fee shall be paid at the closing (and as a condition for closing) of the transactions contemplated by the Acquisition Proposal.

(d) In the event that this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(c) and, prior to such time, a Change of Recommendation shall have occurred for any reason other than in connection with an Acquisition Proposal, then the Company shall pay the Breakup Fee to Parent within two Business Days after such termination.

(e) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Breakup Fee be paid more than once.

(f) Each of the Company, Parent and the Purchaser acknowledges that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) without these agreements, Parent, the Purchaser and the Company would not enter into this Agreement and (iii) the Breakup Fee is not a penalty, but rather is a reasonable amount that will compensate Parent and the Purchaser in the circumstances in which such Breakup Fee is payable.

7.4 Amendment. This Agreement may be amended by the Company, Parent and the Purchaser by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company’s shareholders, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.5 Waiver. At any time prior to the Effective Time, Parent and the Purchaser, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s shareholders, there may not be any extension or waiver of this Agreement which decreases any Merger Consideration or which adversely affects the rights of the Company’s shareholders hereunder without the approval of such shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8.

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this

Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

8.2 Fees and Expenses. Subject to Section 7.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, except (i) expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including SEC filing fees), and (ii) the filing fees for the premerger notification and report forms under the HSR Act, each of which shall be shared equally by Parent and the Company.

8.3 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or the Purchaser, addressed to it at:

Fanatics, Inc.

5245 Commonwealth Avenue

Jacksonville, FL 32254

Tel: (904) 421-8143

Fax: (904) 421-5238

Attention: Alan Trager

with copies to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, PA 19103

Tel: (215) 963-4829

Fax: (215) 963-5001

Attention: Richard B. Aldridge

  Benjamin R. Wills

If to the Company, addressed to it at:

Dreams, Inc.

2 South University Drive

Plantation, Florida 33324

Tel: (954) 377-0002

Fax: (954) 475-8785

Attention: Ross Tannenbaum

with a copy to (for information purposes only):

Roetzel & Andress, LPA

350 East Las Olas Blvd., Suite 1150

Fort Lauderdale, FL 33301

Tel: (954) 759-2763

Fax: (954) 462-4260

Attention: Joel D. Mayersohn

  Clint J. Gage

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality, standstill and other provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acquisition Proposal” means any bona fide written offer or proposal concerning any (a) merger, consolidation, other business combination or similar transaction involving the Company, (b) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or otherwise, of assets of the Company (including Equity Interests of a Company Subsidiary) or any Company Subsidiary representing 20% or more of the consolidated assets, revenues or net income of the Company and the Company Subsidiaries, (c) issuance or sale or other disposition (including by way of merger, consolidation, business combination, recapitalization, dissolution, share exchange, joint venture or similar transaction) by any Person of Equity Interests representing 20% or more of the voting power of the Company, (d) transaction in which any Person will acquire Beneficial Ownership or the right to acquire Beneficial Ownership or any Group has been formed which beneficially owns or has the right to acquire Beneficial Ownership of, Equity Interests representing 20% or more of the voting power of the Company (including any tender offer or exchange offer for such Equity Interests) or (e) any combination of the foregoing (in each case, other than the Merger).

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first-mentioned Person.

“Antitrust Law” means any merger control, competition, antitrust, or foreign investment Law.

“Beneficial Ownership” (and related terms such as “Beneficially Owned” or “Beneficial Owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means any state securities, “blue sky” or takeover law.

“Business Day” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company IP” means the Company-Licensed IP and the Company-Owned IP.

“Company-Licensed IP” means the Intellectual Property Rights licensed by the Company or any Company Subsidiary from a third party.

“Company-Owned IP” means the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be (a) materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that, in the case of clause (a), none of the following shall be deemed, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any change generally affecting the economy, financial markets or political, economic or regulatory conditions in the United States or any other geographic region in which the Company and the Company Subsidiaries conduct business to the extent such changes do not materially adversely affect the Company or the Company Subsidiaries in a disproportionate manner relative to other companies in such regions; (b) changes in the industries in which the Company and the Company Subsidiaries operate, to the extent such changes do not materially adversely affect the Company and the Company Subsidiaries in a disproportionate manner relative to other participants in such industries; (c) any change attributable to the negotiation, execution, announcement, pendency or pursuit of the transactions contemplated hereby, including any litigation resulting therefrom, any cancellation of or delays in customer orders, any reduction in sales and any disruption in supplier, distributor, partner or similar relationships; (d) any change arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented; (e) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement, to the extent the Company and the Company Subsidiaries are not materially and disproportionately affected thereby; (f) changes in Laws after the date hereof; (g) changes in GAAP after the date hereof; (h) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition); or (i) a decline in the price of the Company Common Stock on the NYSE Amex exchange or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (a)-(i) of this definition).

“Contracts” means any of the agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.

“Copyright” means U.S., international or foreign copyrights, copyright registrations, or any application therefor, including any copyright rights in computer software, source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to the pollution, protection, investigation or restoration of the environment, health and safety as affected by the environment or natural resources, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Substances or noise, odor, wetlands, pollution or contamination.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fully Diluted Basis” means, as of any date, the number of Common Shares outstanding, plus the maximum number of Common Shares that may be issued (i) upon the conversion or exercise of all outstanding options, warrants, convertible or exchangeable securities and similar rights or (ii) pursuant to earnout and milestone provisions in any Company Contracts.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any nation, federal, state, county municipal, local or foreign government, or other political subdivision thereof and any entity exercising executive,

legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government.

“Group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property Rights” means all (A) Trademarks; (B) Patent Rights; (C) Copyrights; (D) Know-How; and (E) rights in internet domain names and sites, URLs, and applications and registrations therefor.

“IRS” means the United States Internal Revenue Service.

“Know-How” means U.S., international or foreign trade secrets and/or nonpublic know-how, including, for example, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, databases, inventions for which patent applications have not yet been filed and other technical information, and other rights in know-how and confidential or proprietary information.

“Knowledge” of a Person means the actual knowledge of any executive officer of such Person.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Other Filings” means all filings made by, or required to be made by, the Company with the SEC, other than the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially delays, or would reasonably be expected to prevent or materially delay, consummation of the Merger or performance by Parent or the Purchaser of any of their material obligations under this Agreement.

“Patent Rights” means U.S., international or foreign patents, provisional patent applications, patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of Law and (c) Liens which, individually or in the aggregate, do not or would not reasonably be expected to have a Company Material Adverse Effect.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group (as defined in Section 13(d) of the Exchange Act).

“Registered IP” means all Intellectual Property Rights within the Company-Owned IP that has been recorded or registered or is otherwise the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by any Governmental Entity.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means all (i) computer programs, whether in source code or object code form, (ii) data, database specifications, designs and compilations, and (iii) all documentation relating to any of the foregoing.

“Subsidiary” of Parent, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means an Acquisition Proposal (except the references therein to “20% or more” shall be replaced by “all or substantially all”) made by a third party which, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside counsel), taking into account the various legal, financial and regulatory aspects of the proposal, including the financing terms thereof, and the Person making such proposal (i) if accepted, is reasonably likely to be consummated, and (ii) if consummated would result in a transaction that is more favorable to the Company’s shareholders, from a financial point of view, than the Merger and the transactions contemplated hereby (taking into account any changes to the terms of and conditions of this Agreement proposed by Parent in writing in response to such proposal after Parent’s receipt of the notice contemplated by Section 5.5(c)).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest or penalties imposed with respect thereto.

“Trademarks” means all U.S., international or foreign trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos, slogans and domain names, and all goodwill associated therewith.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.2
“Base Premium”	Section 5.10(d)
“Book-Entry Shares”	Section 2.2(b)
“Breakup Fee”	Section 7.3(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Change of Recommendation”	Section 5.2(c)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Common Shares”	Recitals
“Company”	Preamble
“Company Articles”	Section 3.1(b)
“Company Benefit Plan”	Section 3.12(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Bylaws”	Section 3.1(b)
“Company Common Stock”	Recitals
“Company Disclosure Schedule”	Article 3
“Company Financial Advisor”	Section 3.22
“Company Financial Statements”	Section 3.7(a)
“Company Material Contract”	Section 3.14(a)
“Company Options”	Section 2.4(a)
“Company Permits”	Section 3.6(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Representatives”	Section 5.4(a)
“Company SEC Documents”	Section 3.7(a)

“Company Shareholder Approval”	Section 3.24
“Company Shareholders Meeting”	Section 5.2(d)
“Company Stock Plans”	Section 2.4(a)
“Company Subsidiary”	Section 3.1(a)
“Company Warrants”	Section 2.5
“Confidentiality Agreement”	Section 5.4(b)
“Continuing Employees”	Section 5.9(a)
“D&O Tail Policy”	Section 5.10(d)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“Effective Time”	Section 1.2
“ERISA”	Section 3.12(a)
“ERISA Affiliate”	Section 3.12(a)
“Fairness Opinion”	Section 3.22
“HSR Condition”	Annex I
“Insurance Policies”	Section 3.19
“Inventory”	Section 3.7(c)
“IP Licenses”	Section 3.17(d)
“Lease Agreements”	Section 3.14(a)
“Leased Real Property”	Section 3.21(b)
“Merger”	Recitals
“Merger Agreement”	Annex I
“Merger Consideration”	Section 2.1(b)
“Multiemployer Plan”	Section 3.12(f)
“Notice Period”	Section 5.5(c)
“Option Payments”	Section 2.4(a)
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.9(b)
“Parent Representatives”	Section 5.4(a)
“Paying Agent”	Section 2.2(a)
“Preferred Consideration”	Section 2.1(b)
“Preferred Shares”	Recitals
“Proxy Statement”	Section 3.23
“Purchaser”	Preamble
“Restricted Stock”	Section 2.4(b)
“Sarbanes-Oxley Act”	Section 3.7(a)
“Section 16”	Section 5.13
“Shares”	Recitals
“Support Agreements”	Recitals
“Surviving Corporation”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

8.9 Assignment. The Agreement shall not be assigned by any party by operation of Law or otherwise without the prior written consent of the other parties, provided that Parent or the Purchaser may assign any of their respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent or the Purchaser, as the case may be, of its obligations hereunder.

8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.10, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.11 Mutual Drafting; Interpretation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) The Merger, this Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (other than with respect to matters relating to fiduciary duties of the Company Board, the Merger, the Utah BCA and any other matters mandatorily governed by Utah law, with respect to which Utah law shall apply), without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court therefrom in the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in any such court, (ii) agrees that any claim in respect of any such action or proceeding shall be heard and determined exclusively in any such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.

8.15 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, Controlling Persons, shareholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners or assignees of the Company, Parent or the Purchaser or any of their respective Affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or the Purchaser under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the transactions contemplated hereby (including the breach, termination or failure to consummate such transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FANATICS, INC.

By:	/s/ Thomas Baumlin
Name:	Thomas Baumlin
Title:	Chief Financial Officer

SWEET TOOTH ACQUISITION CORP.

By:	/s/ Thomas Baumlin
Name:	Thomas Baumlin
Title:	Chief Financial Officer

DREAMS, INC.

By:	/s/ Ross Tannenbaum
Name:	Ross Tannenbaum
Title:	President & CEO

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Exhibit A

Form of Articles of Incorporation of Surviving Corporation

See attached.

Exhibit B

Form of Bylaws of Surviving Corporation

See attached.